April 2008 Pricing Sheet dated April 23, 2008 relating to Preliminary Terms No. 618 dated April 15, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Based on the Shares of the Market Vectors–Russia ETF due October 28, 2008
Reverse Convertible Securities

PRICING TERMS – APRIL 23, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,420,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	October 28, 2008
Underlying shares:	Shares of the Market Vectors–Russia ETF
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to and including the determination date, (x) a number of shares of the Market Vectors–Russia ETF equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	19.40994 (the exchange ratio is equal to the stated principal amount divided by the initial share price)
Trigger level:	75%
Trigger price:	$38.64 (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:	October 23, 2008 (three business days before the maturity date)
Coupon:	12% per annum, payable monthly beginning May 28, 2008.
Initial share price:	$51.52, the closing price of one share of the underlying shares on the pricing date.
Pricing date:	April 23, 2008
Original issue date:	April 28, 2008
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174465U9
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per RevCons	$1,000	$15	$985
Total	$2,420,000	$36,300	$2,383,700
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 618 dated April 15, 2008
Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

you should also read the prospectus for the underlying shares on file at the sec website, which can be accessed via the hyperlink below.  the contents of the prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Prospectus for the Market Vectors–Russia ETF

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.